Exhibit 21.1

LIST OF SUBSIDIARIES
TECOGEN INC.
a Delaware Corporation

Subsidiaries	Jurisdiction

TTcogen LLC	Delaware
American DG Energy Inc.	Delaware
American DG New York, LLC	Delaware